Exhibit 10

Description of Director Stock Unit Program

     On February 24, 2005, the Board of Directors of CT Communications, Inc. (the “Company”) established the Director Stock Unit Program as part of the annual compensation of non-employee directors commencing as of the Company’s 2005 annual meeting of shareholders.

     The Director Stock Unit Program provides for (i) the automatic annual grant of $10,000 in stock units to each non-employee director of the Company as of the date of each annual meeting of the Company, and (ii) the automatic one-time grant of $10,000 in stock units to each newly elected or appointed non-employee director of the Company upon his or her initial election or appointment to the Board of Directors. Each award of stock units shall be for such number of units as may be determined by dividing $10,000 by the fair market value of the Company’s common stock on the date of grant and are fully vested as of the date of grant. Each award shall be settled solely in cash, and if settled in connection with termination of a director’s service for any reason, will be settled on, or as soon as practicable following the date that is six months after the date of such director’s termination from service. In the event that the Company declares a cash dividend on the common stock, a cash payment for each stock unit held by a non-employee director shall be credited to the director’s account equal to the per-share dividend paid on the common stock and shall be deemed re-invested in additional stock units at a price per unit equal to the fair market value of a share of common stock on the date such dividend is paid. Each director participant shall be entitled to a lump sum cash-only payment on the applicable settlement date, the amount of which payment shall be equal to the fair market value per share of common stock on the applicable settlement date times the number of units credited to the director’s account.